Exhibit 99.1

Acadia Realty Trust Reports Fourth Quarter and Full Year 2012 Operating Results

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--February 5, 2013--Acadia Realty Trust (NYSE: AKR) today reported operating results for the quarter and year ended December 31, 2012. All per share amounts are on a fully diluted basis.

Fourth Quarter and Full Year 2012 Highlights

Earnings

•	Funds from operations (“FFO”) of $0.29 per share for the fourth quarter 2012 and $1.04 for the full year 2012

•	Earnings per share (“EPS”) from continuing operations of $0.17 for the fourth quarter 2012 and $0.51 for the full year 2012

•	The Company forecasts a 2013 range for FFO per share of $1.17 to $1.25 and EPS of $0.66 to $0.71

Core Portfolio – $224 Million of Acquisitions and Strong Portfolio Performance

•	Same store net operating income (“NOI”) for the fourth quarter up 7.6% compared to 2011; up 3.7% for full year 2012 over 2011

•	December 31, 2012 portfolio occupancy of 94.2%

•
During 2012, Acadia closed on $224.3 million of acquisitions; $101.6 million during the fourth quarter for 13 properties located in Chicago, Washington, D.C., Westport, Connecticut, and Bloomfield, New Jersey

•	Current pipeline under contract of $86.6 million

Fund Platform – Fund IV Invests on Lincoln Road in South Miami; Funds II and III Profitably Monetize Assets, including Self Storage

•	During 2012, closed on $267.5 million of new Fund assets

•	Fund IV closed on its first three property acquisitions during the quarter for an aggregate purchase price of $151.2 million

•	During the quarter, Funds II and III sold 12 of 14 self-storage facilities for an aggregate sales price of $261.6 million. The remaining two assets are under contract for sale.

•	Fund II sold Canarsie Plaza, located in Brooklyn, New York for $124.0 million during the quarter

Balance Sheet – Positioned for Growth with Low Leverage and Strong Liquidity

•	Core portfolio debt net of cash on hand (“Net Debt”) to EBITDA ratio of 4.0x at December 31, 2012; 4.6x including pro-rata share of Opportunity Funds

•	Combined Net Debt to total equity and debt capitalization (“Total Market Capitalization”) of 22% at December 31, 2012

•	Raised $227.3 million of net equity proceeds during 2012 to fund acquisitions, including $128.6 million during the fourth quarter

•	Subsequent to year-end, closed on a new $150 million unsecured line of credit

Fourth Quarter and Full Year 2012 Operating Results

FFO and Net Income from Continuing Operations for the quarter ended December 31, 2012 were $14.7 million and $8.7 million, respectively, compared to $10.8 million and $3.5 million, respectively, for the quarter ended December 31, 2011. For the year ended December 31, 2012, FFO and Net Income from Continuing Operations were $48.8 million and $24.0 million, respectively, compared to $42.9 million and $18.7 million, respectively, for the year ended December 31, 2011.

During 2012, the National Association of Real Estate Investment Trusts (“NAREIT”) issued a clarification to the definition of FFO whereby impairment charges for depreciable real estate should be excluded in the calculation of FFO. Accordingly, 2011 FFO has been increased to exclude an impairment charge of $2.6 million, resulting in a change in 2011 FFO per share from $0.97 as originally reported, to $1.04 as reflected below.

Earnings for the quarters and years ended December 31, 2012 and 2011, on a per share basis, were as follows:

	Quarters ended December 31,			Years ended December 31,
	2012	2011	Variance	2012	2011	Variance
FFO per share	$0.29	$0.25	$0.04	$1.04	$1.04	$--
EPS from continuing operations	$0.17	$0.08	$0.09	$0.51	$0.45	$0.06
EPS from discontinued operations	$0.25	$0.11	$0.14	$0.34	$0.80	$(0.46)
EPS	$0.42	$0.19	$0.23	$0.85	$1.25	$(0.40)

The following significant items contributed to the above variances in EPS from continuing operations:

	Variance 2012 v. 2011
	Quarter	Year
Income from 2011/2012 acquisitions and redevelopment projects	$0.03	$0.11
2011 additional mortgage interest income	(0.01)	(0.11)
2012 lower mortgage interest expense	0.03	0.09
2011 gain on extinguishment of debt	--	(0.04)
Gain on involuntary conversion of asset	0.05	0.05
Acquisition costs	(0.01)	(0.03)
Other items, net	--	(0.01)
Total variance	$0.09	$0.06

EPS from discontinued operations of $0.34 for the year ended December 31, 2012 and $0.80 for the year ended December 31, 2011 were primarily attributable to net gains on sales of properties.

Core Portfolio – Strong Operating Results; Exceeds 2012 Acquisition Goal by Closing on $224 Million of Street and High-Density Locations

Acadia’s core portfolio (“Core Portfolio”) is comprised of properties that are owned in whole or in part by Acadia outside of its opportunity funds (the “Funds”).

Occupancy and Same-Store NOI

At December 31, 2012, Acadia’s Core Portfolio occupancy was 94.2%, up 130 basis points from September 30, 2012. Including space currently leased but not yet occupied, the Core Portfolio is 94.4% leased.

Core Portfolio same-store NOI increased 7.6% and 3.7%, respectively, for the fourth quarter and full year 2012 compared to 2011. Excluding the impact of the Re-anchoring Activities as defined below, same-store NOI increased 2.0% and 2.9%, respectively, for these periods.

Rent Spreads on New and Renewal Leases

Year-to-date through December 31, 2012, the Company realized an increase in average rents of 6.2% on 315,000 square feet of executed new and renewal leases in its Core Portfolio. Excluding the effect of the straight-lining of rents, the Company experienced a decrease of 0.9% in average rents in its Core Portfolio.

Core Portfolio Anchor Recycling

Acadia previously announced three key re-anchoring initiatives at the Bloomfield Town Square, located in Bloomfield Hills, Michigan, and two former A&P supermarkets located in the New York metropolitan area (collectively, the “Re-anchoring Activities”). Earlier during 2012, the Company completed the Bloomfield Hills re-anchoring with the opening of a Dick’s Sporting Goods, Ulta and Five Below at the center. During the fourth quarter, LA Fitness opened for business in 45,000 square feet at the Branch Plaza, replacing the majority of space previously occupied by one of the A&P supermarkets. The re-anchoring of the other A&P space at the Crossroads Shopping Center is anticipated to be completed during the second half of 2013.

Acquisition Activity – Investing in Urban/Street Retail and High-Density Markets

During the year ended 2012, Acadia acquired a total of 24 Core Portfolio properties for $224.3 million, including the previously announced $101.6 million fourth quarter acquisitions of the following 13 properties:

•
Bloomfield, New Jersey – Acadia acquired a 129,000 square foot stand-alone Home Depot located in Bloomfield, New Jersey for $12.5 million. Situated in Northern New Jersey, the property is supported by a population in excess of 300,000 within three miles of the property.

•	Connecticut Avenue NW, Washington, D.C. – The Company acquired a 42,000 square foot, two property portfolio located in Washington, D.C., within walking distance of Dupont Circle for $23.2 million.

•
Main Street, Westport, Connecticut – Acadia completed the acquisition of 181-185 Main Street in Westport, Connecticut for $14.2 million. Westport is considered one of Fairfield County’s affluent “Gold Coast” towns and this property is located at the northernmost anchor of Westport’s Main Street shopping district.

•
639 West Diversey Parkway, Chicago, Illinois – Acadia, acquired a 22,000 square foot, two-level property located in the Lincoln Park section of Chicago for $10.7 million including the assumption of $4.4 million of debt. This strategic acquisition now provides Acadia with two blocks of contiguous ownership on the south side of West Diversey Parkway.

•
Street Retail Portfolio, Chicago, Illinois – Acadia completed the acquisition of eight street retail properties for $41.1 million. These properties represent the last of the previously announced, 18-property portfolio within Chicago’s key street-retail markets.

Acadia also has a current acquisition pipeline of $86.6 million under contract, which is subject to certain closing conditions and, as such, no assurance can be given that closing will be successfully completed.

Investments in Notes Receivable

During the fourth quarter, Acadia invested an aggregate $74.1 million in notes receivable, of which $43.3 million was secured by first mortgages on properties located in New York City and Chicago.

Fund Platform – 2012 Year-to-date Acquisitions Totaling $267.5 Million - Fund IV Closes Initial Acquisitions; Fund II and Fund III Monetize Self-Storage and Other Assets

Fund IV Acquisitions

As previously announced, Acadia completed the closing of Acadia Strategic Opportunity Fund IV LLC (“Fund IV”), which received total capital commitments of $540.6 million, including Acadia’s share of $125.0 million, or 23%. This is the fourth in a series of institutional funds dedicated to making opportunistic and value-add investments in retail real estate. With leverage, Fund IV has up to $1.5 billion of buying power. During the fourth quarter, Fund IV closed on its first three acquisitions for an aggregate $151.2 million as follows:

•
Lincoln Road, Florida – Fund IV, in partnership with Terranova Corporation, acquired a 54,400 square foot, three-property portfolio on Lincoln Road in Miami Beach, Florida for $139.0 million. Acadia, through Fund III, is also partners with Terranova Corporation in its 2011 acquisition of the three-property, 60,700 square foot, portfolio located on Lincoln Road and Lincoln Lane.

•
Catonsville, Maryland – Fund IV, in partnership with MCB Holdings, acquired a 58,000 square foot, single-tenant property located in Catonsville, Maryland for $4.7 million. Acadia, through Fund III, previously partnered with MCB Holdings on three other acquisitions located in the Baltimore metropolitan area.

•	210 Bowery, Manhattan – Fund IV also acquired a 9,200 square foot, single-tenant property located at 210 Bowery in Manhattan for $7.5 million.

Storage Post Portfolio Disposition

During December 2012, as previously announced, subsidiaries of Funds II and III sold 12 of their combined 14 property self-storage portfolio for an aggregate $261.6 million. The Funds combined investment in these 12 assets aggregated approximately $230 million including disposition costs. The remaining two properties, which also include the retail component of Fund II’s Liberty Avenue property in Ozone Park, Queens, are under contract for sale at an aggregate price of $32.3 million.

Other Fund II Disposition

During the quarter, Fund II sold Canarsie Plaza, located in Brooklyn, New York, for $124.0 million. During 2007, Fund II had acquired this property, which was a vacant warehouse building and subsequently developed it into a BJ’s Wholesale Club anchored shopping center. Fund II’s investment in this property, inclusive of disposition costs and net of $24.5 million of lease termination income, was approximately $98 million.

Balance Sheet – Positioned for Growth with Low Leverage and Strong Liquidity; Established New Unsecured Line

Subsequent to year-end, Acadia closed on a new unsecured line of credit, replacing its existing $64.5 million secured line. The current availability of up to $150 million under the facility can be increased to $300 million based on achieving certain thresholds. Interest is based on levels of leverage starting with a rate of LIBOR plus 155 basis points.

In connection with the above Core Portfolio acquisitions and Acadia’s pro-rata share of Fund acquisitions, during the fourth quarter, the Company issued 1.7 million Common Shares under its ATM program, and in a separate transaction, sold 3.5 million Common Shares, for aggregate net proceeds of $128.6 million.

Acadia continues to maintain a solid balance sheet with available liquidity and low leverage as evidenced by the following as of December 31, 2012:

•
The Company had total liquidity of $118.4 million, including $53.9 million of cash on hand and $64.5 million available under an existing line of credit, excluding the Funds’ cash and credit facilities. As previously discussed, this existing line was replaced with a $150 million unsecured facility subsequent to year-end.

•	Core Portfolio Net Debt to EBITDA ratio of 4.0x

•	Including the Company’s Core Portfolio debt and pro-rata share of the Company’s Fund debt (“Combined”), a Net Debt to EBITDA ratio of 4.6x

•	Combined Net Debt to Total Market Capitalization of 22%

•	Core Portfolio fixed-charge coverage ratio of 3.7 to 1 and a Combined fixed-charge coverage ratio of 3.3 to 1

Outlook - Earnings Guidance for 2013

The Company forecasts its 2013 annual FFO will range from $1.17 to $1.25 per share and 2013 EPS from $0.66 to $0.71. The following table summarizes management’s 2013 guidance (dollars in millions, except per share amounts):

	2013		2012
	Low	High	Actual
Core and pro-rata share of Funds portfolio income	$66.5	$70.5	$47.6
Asset and property management fee income, net of taxes	14.5	15.0	16.3
Transactional fee income, net of taxes	6.5	7.0	6.8
Promote income from Funds, RCP Venture and
other income, net of taxes	1.0	1.5	1.5
General and administrative expense	(24.5)	(24.0)	(23.4)
FFO	$64.0	$70.0	$48.8
FFO per share	$1.17	$1.25	$1.04

The following is a reconciliation of the calculation of forecasted earnings per diluted share and FFO per diluted share:

Guidance Range for 2013	Low	High
Earnings per share	$0.66	$ 0.71
Depreciation of real estate and amortization of leasing costs:
Wholly owned and consolidated partnerships	0.46	0.48
Unconsolidated partnerships	0.04	0.05
Noncontrolling interest in Operating Partnership	0.01	0.01
FFO per share	$1.17	$ 1.25

Forecasted new Core Portfolio and Fund investments are anticipated to be key drivers of 2013 earnings growth. In addition, the Company is assuming an increase in same-store NOI for the Core Portfolio between 2% and 3% for the year. This forecast also includes earnings dilution as a result of Fund monetization activities completed during 2012 and anticipated during 2013. Management will discuss its 2013 earnings guidance and related assumptions in further detail on its scheduled year-end investor conference call.

Management Comments

“During 2012, our team successfully navigated economic and retailing crosscurrents along the path to completing $1.0 billion of transactional activity across our dual – core and fund – platforms,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Our core acquisition activity, which emphasizes urban/street retail, continues to not only strengthen our portfolio, but also position it to meet the realities of the new multi-channel retailing environment. With respect to our fund platform, last year, we were active on multiple fronts: acquiring $267 million of new opportunistic/value-add investments, profitably monetizing $446 million of stabilized investments, and successfully raising our fourth institutional fund, which we capitalized with $1.5 billion of discretionary buying power, on a levered basis. It was a productive year, during which we created value for all of our stakeholders.”

Investor Conference Call

Management will conduct a conference call on Wednesday, February 6, 2013 at 12:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 888-771-4371. The pass code is “34037331” or “Acadia Realty”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-843-7419, and the passcode will be “34037331#”. The phone replay will be available through Wednesday, February 13, 2013.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the acquisition, ownership, management and redevelopment of high-quality retail properties and urban/infill mixed-use properties with a strong retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in Chicago. Acadia owns, or has an ownership interest in, these properties through its core portfolio and its opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 28, 2012 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

(Financial Highlights Follow)

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Years ended December 31, 2012 and 2011 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
Revenues	2012	2011	2012	2011

Minimum rents	$27,161	$20,434	$99,280	$79,779
Percentage rents	69	75	417	361
Mortgage interest income	1,863	1,936	7,879	11,429
Expense reimbursements	7,516	5,727	24,385	21,141
Other property income	243	104	1,009	694
Management fee income	289	508	1,455	1,674
Total revenues	37,141	28,784	134,425	115,078
Operating expenses
Property operating	8,540	4,783	25,889	18,968
Real estate taxes	4,862	3,984	18,811	15,320
General and administrative	4,605	5,935	21,532	23,066
Reserve for notes receivable	405	--	405	--
Depreciation and amortization	9,117	6,663	32,931	25,672
Total operating expenses	27,529	21,365	99,568	83,026

Operating income	9,612	7,419	34,857	32,052

Equity in (loss) earnings of unconsolidated affiliates	(750)	(1,470)	1,579	1,555
Other interest income	37	57	148	276
Gain on involuntary conversion of asset	2,368	--	2,368	--
Interest expense and other finance costs	(7,061)	(7,259)	(28,768)	(29,632)
(Loss) gain on extinguishment of debt	(198)	--	(198)	1,268
Income (loss) from continuing operations before income taxes	4,008	(1,253)	9,986	5,519
Income tax benefit (provision)	1,698	(467)	568	(461)
Income (loss) from continuing operations	5,706	(1,720)	10,554	5,058

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Years ended December 31, 2012 and 2011 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2012	2011	2012	2011
Discontinued operations:
Operating income from discontinued operations	3,167	1,763	10,720	8,752
Loss on debt extinguishment	(2,541)	--	(2,541)	--
Impairment of asset	--	--	--	(6,925)
Gain on sale of property	62,618	14,332	71,203	46,830
Income from discontinued operations	63,244	16,095	79,382	48,657
Net income	68,950	14,375	89,936	53,715
Loss (income) attributable to noncontrolling interests:
Continuing operations	2,976	5,182	13,480	13,655
Discontinued operations	(50,650)	(11,670)	(63,710)	(15,815)
Net loss (income) attributable to noncontrolling
interests	(47,674)	(6,488)	(50,230)	(2,160)

Net income attributable to Common Shareholders	$21,276	$7,887	$39,706	$51,555

Supplemental Information
Income from continuing operations attributable to
Common Shareholders	$8,682	$3,462	$24,034	$18,713
Income from discontinued operations attributable to
Common Shareholders	12,594	4,425	15,672	32,842
Net income attributable to Common Shareholders	$21,276	$7,887	$39,706	$51,555

Net income attributable to Common Shareholders per
Common Share – Basic
Net income per Common Share – Continuing
operations	$0.17	$0.08	$0.51	$0.45
Net income per Common Share – Discontinued
operations	0.25	0.11	0.34	0.80
Net income per Common Share	$0.42	$0.19	$0.85	$1.25
Weighted average Common Shares	50,047	41,785	45,854	40,697

Net income attributable to Common Shareholders per
Common Share – Diluted 2
Net income per Common Share – Continuing
operations	$0.17	$0.08	$0.51	$0.45
Net income per Common Share – Discontinued
operations	0.25	0.11	0.34	0.80
Net income per Common Share	$0.42	$0.19	$0.85	$1.25
Weighted average Common Shares	50,583	42,066	46,335	40,986

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Years ended December 31, 2012 and 2011 (dollars and Common Shares in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income attributable to Common Shareholders	$21,276	$7,887	$39,706	$51,555

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	6,782	4,692	23,090	18,274
Unconsolidated affiliates	426	477	1,581	1,549
Gain on sale and involuntary conversion of asset (net of noncontrolling interests' share):
Consolidated affiliates	(14,060)	(2,356)	(15,451)	(31,716)
Unconsolidated affiliates	--	--	(609)	--
Impairment of asset 3	--	--	--	2,616
Income attributable to noncontrolling interests’ in
Operating Partnership	241	99	510	635
Distributions – Preferred OP Units	4	5	18	18
Funds from operations	$14,669	$10,804	$48,845	$42,931
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units 4	51,150	42,559	46,940	41,467
Funds from operations, per share	$0.29	$0.25	$1.04	$1.04

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Years ended December 31, 2012 and 2011 (dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY OPERATING INCOME (“NOI”) 3

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2012	2011	2012	2011

Operating income	$9,612	$7,419	$34,857	$32,052

Add back:
General and administrative	4,605	5,935	21,532	23,066
Depreciation and amortization	9,117	6,663	32,931	25,672
Impairment of asset	405	--	405	--

Less:
Management fee income	(289)	(508)	(1,455)	(1,674)
Mortgage interest income	(1,863)	(1,936)	(7,879)	(11,429)
Straight line rent and other adjustments	(2,549)	(1,738)	(10,261)	(6,644)

Consolidated NOI	19,038	15,835	70,130	61,043

Noncontrolling interest in NOI	(2,546)	(2,174)	(9,275)	(8,875)
Pro-rata share of NOI	16,492	13,661	60,855	52,168
Operating Partnerships’ interest in Opportunity Funds	(1,947)	(2,184)	(7,274)	(7,573)
NOI – Core Portfolio	$14,545	$11,477	$53,581	$44,595

SELECTED BALANCE SHEET INFORMATION
	As of
	December 31, 2012	December 31, 2011
	(dollars in thousands)

Cash and cash equivalents	$91,813	$89,812
Rental property, at cost	1,249,140	880,377
Total assets	1,908,440	1,653,319
Notes payable	727,978	648,669
Total liabilities	838,184	884,010

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters and Years ended December 31, 2012 and 2011
(dollars and Common Shares in thousands, except per share data)

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. During 2012, NAREIT issued a clarification to the definition of FFO whereby impairment charges for depreciable real estate are to be excluded in the calculation of FFO. Accordingly, 2011 FFO has been restated to exclude an impairment charge of $2.6 million.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 566 and 493 OP Units into Common Shares for the quarters ended December 31, 2012 and 2011, respectively and 604 and 480 OP Units into Common Shares for the years ended December 31, 2012 and 2011, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters and years ended December 31, 2012 and 2011. In addition, diluted FFO also includes the effect of 511 and 256 employee share options, restricted share units and LTIP units for the quarters ended December 31, 2012 and 2011, respectively and 456 and 264 employee share options, restricted share units and LTIP units for the years ended December 31, 2012 and 2011, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100